As filed with the Securities and Exchange Commission on April 6, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

B&G FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Four Gatehall Drive, Suite 110

Parsippany, NJ 07054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2007

To the Stockholders of B&G Foods, Inc.:

An annual meeting of stockholders of B&G Foods, Inc. will be held on Tuesday, May 8, 2007, at 10:00 a.m., local time, at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, for the following purposes (which are more fully described in the accompanying proxy statement):

1.                                       to elect six Class A directors and one Class B director of B&G Foods, Inc. to serve until the next annual meeting of stockholders;

2.                                       to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007; and

3.                                       to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on March 23, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

You are cordially invited to attend the annual meeting.  However, whether or not you expect to attend the annual meeting, to assure your shares are represented at the annual meeting, please date, execute and mail promptly the enclosed proxy card in the enclosed envelope, for which no additional postage is required.

A copy of our annual report for the fiscal year ended December 30, 2006 is enclosed for your convenience.

By Order of the Board of Directors,

Scott E. Lerner

Secretary

Parsippany, New Jersey

April 6, 2007

Your vote is important.

Please execute and return promptly the enclosed proxy card in the envelope provided.

ii

iii

Four Gatehall Drive, Suite 110

Parsippany, NJ 07054

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2007

This proxy statement is provided to the stockholders of B&G Foods, Inc. (“B&G Foods,” “we,” or “our company”) in connection with the solicitation of proxies by our board of directors to be voted at an annual meeting of stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, at 10:00 a.m., local time, on Tuesday, May 8, 2007, and at any adjournment or postponement thereof.  This proxy statement and the enclosed proxy is first being sent or given to stockholders on or about April 6, 2007.  This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the annual meeting.

At the annual meeting, the stockholders will consider and vote upon the election of six Class A directors and one Class B director to hold office until the next annual meeting of stockholders and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007, and transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Each holder of record of our Class A common stock and Class B common stock at the close of business on March 23, 2007 is entitled to vote at the annual meeting.  As of that date, a total of 20,000,000 shares of Class A common stock (all of which were represented by Enhanced Income Securities, or EISs) and 7,556,443 shares of Class B common stock were outstanding and are eligible to vote at the annual meeting.  In accordance with our amended and restated certificate of incorporation, shares of our Class A common stock and shares of our Class B common stock are entitled to one vote per share and vote together as a class on all matters with respect to which holders are entitled to vote, except with respect to the election of Class B directors.

Our amended and restated certificate of incorporation provides that so long as Bruckmann, Rosser, Sherrill & Co., L.P. (BRS) together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock will have the exclusive right to elect two directors to our board of directors.  In accordance with a securities holders agreement among the holders of our Class B common stock and our company, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the director nominees nominated by BRS.  The holders of our Class A common stock and Class B common stock, voting together as a class, are entitled to elect the remaining members of the board of directors, whom we refer to as our Class A directors.  We refer to those directors elected by the holders of our Class B common stock as our Class B directors.

The enclosed proxy card shows the number of shares you are entitled to vote at the meeting.

How do I vote?

Your shares may only be voted at the annual meeting if you are present or are represented by proxy.  Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented.  To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided.  If you are a holder of both classes of our common stock, you will receive two proxy cards, one to vote your shares of Class A common stock and the other to vote your shares of Class B common stock.  You may receive the Class A and Class B proxy cards in separate mailings.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the annual meeting.  Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

All shares entitled to vote that are represented by properly-completed proxies received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions.  If you do not indicate how your shares should be voted, the shares represented by your properly-completed proxy will be voted (1) FOR each of the nominees in Proposal No. 1, (2) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007, and (3) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the annual meeting.

Who may attend the Annual Meeting?

All stockholders that were our stockholders as of the record date (March 23, 2007), or their authorized representatives, may attend the annual meeting.  Admission to the meeting will be on a first-come, first-served basis.  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the annual meeting, you should bring proof of ownership, such as a bank or brokerage account statement, to the annual meeting to ensure your admission.

How will votes be counted?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of our company entitled to vote on a particular matter will constitute a quorum for the purpose of considering that matter.  Thus, with respect to the election of the Class A directors and the ratification of our independent registered public accounting firm, a majority of the outstanding shares of Class A and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum.  With respect to the election of the Class B director, a majority of the outstanding shares of Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum.  Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

With respect to the nominees for director under Proposal No. 1 — Election of Directors, to be elected, each nominee must receive a plurality of all votes cast with respect to such position as director.  Consequently, the six Class A director nominees receiving the most votes of holders of Class A common stock and Class B common stock, voting together, will be elected Class A directors, and the Class B nominee receiving the most votes of the holders of Class B common stock, will be elected Class B director.  Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares of Class A and Class B common stock present and entitled to vote at the annual meeting and voting thereon.

Who will count the votes?

Our transfer agent, The Bank of New York, will tally the vote, and one or more persons appointed by us will serve as inspector of the annual meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies.  In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person.  No special compensation will be paid to our directors, officers or employees for the solicitation of proxies.  To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

CORPORATE GOVERNANCE

Role of the Board of Directors

In accordance with the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of directors.  Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the board of directors and committees of the board of directors.

Meetings of the Board of Directors

During the fiscal year ended December 30, 2006 (fiscal 2006), the board of directors held four meetings.  Each of the directors attended at least 75% of all meetings held by the board of directors and meetings of each committee of the board of directors on which such director served during the fiscal 2006 (during the periods served).  Our non-management directors meet regularly (at least quarterly) in executive session of the board without management directors or employees present.

Communication with the Board of Directors; Director Attendance at Annual Meetings

Stockholders may communicate with a member or members of the board of directors by addressing their correspondence to the board member or members c/o Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054.  Our corporate secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to B&G Foods or our business, or is similarly inappropriate.  Our corporate secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with board members about issues affecting our company, we encourage our directors to attend each annual meeting of stockholders.  All directors attended the 2006 annual meeting and we anticipate that all directors will attend the 2007 annual meeting.

Director Independence

The board of directors has determined that the following directors are independent under the listing standards of the American Stock Exchange, on which our EISs are listed:  Messrs. Chambers, Mullen, Poe and Ms. Jamison.

Committees of the Board of Directors

The board of directors has an audit committee, compensation committee and a nominating and governance committee.

Audit Committee

The audit committee currently consists of Ms. Jamison (Chairperson) and Messrs. Mullen and Poe.  The audit committee met ten times during fiscal 2006.  The principal duties and responsibilities of our audit committee are as follows:

•                  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•                  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

•                  to provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties.  It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.  Each director who serves on the audit committee is independent under the listing standards of the American Stock Exchange and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended.  The board of directors has determined that Ms. Jamison qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations, and has designated Ms. Jamison as the audit committee’s financial expert.

The audit committee operates under a written charter adopted by the board of directors.  A copy of the charter is available at the investor relations section of our website, www.bgfoods.com.  The report of the audit committee begins on page 21 of this proxy statement.

Compensation Committee

The compensation committee currently consists of Messrs. Poe (Chairperson) and Chambers and Ms. Jamison.  Each is independent under the listing standards of the American Stock Exchange with respect to compensation committees.  The compensation committee met six times during fiscal 2006.  The principal duties and responsibilities of the compensation committee are as follows:

•                  to discharge the board of directors’ responsibilities relating to the compensation of our executive officers and directors; and

•                  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as any equity-based compensation plans and policies; and

•                  to prepare an annual report for inclusion in our proxy statement filed with the Securities and Exchange Commission.

The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available at the investor relations section of our website, www.bgfoods.com.  The report of the compensation committee is set forth on page 18 of this proxy statement.

Nominating and Governance Committee

The current members of our nominating and governance committee are Messrs. Chambers (Chairperson) and Mullen and Ms. Jamison.  Each is independent under the listing standards of the American Stock Exchange with respect to nominating and governance committees.  The nominating and governance committee met once during fiscal 2006.  The principal duties and responsibilities of the nominating and governance committee are as follows:

•                  to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of stockholders, and to recommend to the board of directors nominees for each committee of the board of directors;

•                  to lead the board of directors in its annual review of the board’s and management’s performance;

•                  to monitor our corporate governance structure; and

•                  to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.

The nominating and governance committee operates under a written charter adopted by the board of directors.  The nominating and governance committee charter is available at the investor relations section of our website, www.bgfoods.com.

Director Nominations

The nominating and governance committee will consider recommendations for directorships submitted by our stockholders.  Stockholders who wish the nominating and governance committee to consider their recommendations for nominees for the position of director should submit their recommendations, in accordance with the procedures set forth in our amended and restated bylaws, in writing to: Secretary, B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, NJ 07054.  In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2008, the stockholder’s notice much be received by our company not less than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement.

For nominations, such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of our company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

In its assessment of each potential candidate, the nominating and governance committee will review the nominee’s professional ethics, integrity and values, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our company’s or other related industries and such other factors the nominating and governance committee determines are pertinent in light of the current needs of the board of directors.  The nominating and governance committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, human resources, communications and other areas that are relevant to our activities.  The nominating and governance committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to our company.  After full consideration, the stockholder proponent will be notified of the decision of the nominating and governance committee.

Nominees may also be recommended by directors, members of management, or, in some cases, by a third party firm.  In identifying and considering candidates for nomination to the board, the nominating and governance committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the board.  Each director candidate will be evaluated by the nominating and governance committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a company stockholder or by others.

The nominating and governance committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees.  The nominating and governance committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director nominees and our company.  After the nominating and governance committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, the nominating and governance committee will make a determination whether to recommend the nominee for approval by the board of directors.  If the nominating and governance committee decides to recommend the director nominee for nomination by the board of directors and such recommendation is accepted by the board, the form of our proxy solicited will include the name of the director nominee.

Director Compensation

Employee directors do not receive any separate compensation for their Board activities.  Except for Mr. Sherrill, who does not receive compensation for his services as a board member, our non-employee directors receive compensation in the amount of $30,000 per year, and an additional $5,000 per year for our audit committee chairperson, for each year they serve on the board of directors.  Each non-employee director receives $2,000 for each board meeting attended in person or $1,000 if attended by telephone and $1,000 for each committee meeting attended in person or $500 if attended by telephone.  The chairperson of each committee receives an additional $500 per committee meeting.  Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

During the fiscal year ended December 30, 2006, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Stephen C. Sherrill	—	—	—	—	—	—	—

James R. Chambers	$44,000	—	—	—	—	—	$44,000

Cynthia T. Jamison	$59,000	—	—	—	—	—	$59,000

Dennis M. Mullen.	$38,000	—	—	—	—	—	$38,000

Alfred Poe	$50,000	—	—	—	—	—	$50,000

Code of Business Conduct and Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including our chief executive officer and our chief financial officer.  The full text of the code of business conduct and ethics is available at the investor relations section of our web site, www.bgfoods.com.  We intend to disclose any amendment to, or waiver from, a provision of the code of business conduct and ethics that applies to our chief executive officer or chief financial officer in the investor relations section of our web site.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Introduction

Our current board of directors consists of seven members, including six Class A directors, David L. Wenner, Robert C. Cantwell, James R. Chambers, Dennis M. Mullen, Cynthia T. Jamison and Alfred Poe, and one Class B director, Stephen C. Sherrill (Chairman).

Upon the recommendation of our nominating and governance committee, our board of directors has nominated for re-election each of the six Class A directors.

Pursuant to our amended and restated certificate of incorporation, so long as BRS, together with its affiliates, beneficially owns more than 10% of the outstanding shares of Class A and Class B common stock in the aggregate on a fully-diluted basis, the holders of our Class B common stock have the exclusive right to elect two directors to the board of directors.  In accordance with a securities holders agreement among the holders of our Class B common stock and our company, so long as the holders of our Class B common stock have the right to elect two directors, the holders of our Class B common stock have agreed to vote for the Class B director nominees nominated by BRS.  BRS has notified us and the holders of the Class B common stock that it has nominated Mr. Sherrill for election at the annual meeting by the holders of our Class B common stock.  The holders of our Class A common stock are not entitled to vote their shares with respect to the election of Mr. Sherrill, but are entitled to vote, together with the holders of our Class B common stock, with respect to the election of the six Class A directors.

At the annual meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.  Each of the nominees has consented to serve as a director if elected.  If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the board of directors), proxies will be voted for such substitute as designated by the board of directors, in the case of a Class A director and as designated by BRS on behalf of the holders of Class B common stock, in the case of the Class B director.  The following sets forth for each of the nominees for election as a director, his or her age and principal occupation and certain other information.

Nominees of the Board of Directors for Election by the Holders of Our Class A and Class B Common Stock

David L. Wenner, 57, President, Chief Executive Officer and Director:  David Wenner is our President and Chief Executive Officer, positions he has held since March 1993, and has been a director since August 1997.  Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for Distribution and Bloch & Guggenheimer operations.  In 1991, he was promoted to Vice President.  He continued to be responsible for Distribution and assumed responsibility for all company manufacturing operations.  Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing.  Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International, and serves on the Chairman’s Advisory Council of the Grocery Manufacturers Association.

Robert C. Cantwell, 50, Executive Vice President of Finance, Chief Financial Officer and Director:  Robert Cantwell is our Executive Vice President of Finance and Chief Financial Officer, and has been a director since August 2005.  Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance.  In that position, Mr. Cantwell had responsibility for all financial reporting, including budgeting.  Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources.  Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche LLP, where he received accreditation as a Certified Public Accountant.

James R. Chambers, 49, Director:  James Chambers has been a director since 2001.  Mr. Chambers has been President, Americas Confectionary of Cadbury Schweppes plc since July 2005.  Mr. Chambers was President and Chief Executive Officer of Remy Amerique, Inc., a subsidiary of Remy Cointreau from 2002 to 2005. Prior to Remy, Mr. Chambers was Chief Executive Officer of Paxonix, Inc., a wholly owned subsidiary of MeadWestvaco Inc. from 2001 to 2002.  During 2000, he was Chief Executive Officer and President of Netgrocer.com, Inc., an online grocery retailer.  Prior to that, Mr. Chambers was Group President of Information Resources, Inc., one of the largest research consultancies in the United States, from 1997 to 1999.  From 1981 through 1996, Mr. Chambers held various positions with Nabisco, Inc., including President-Refrigerated Foods, Senior Vice President of Sales and Customer Service and Vice President, Information Technology.

Cynthia T. Jamison, 47, Director:  Cynthia Jamison has been a director since 2004.  Since January 2007, Ms. Jamison has been the managing partner of the Chicago office of Tatum, LLC.  From August 2006 through December 2006, Ms. Jamison was the National Director of CFO Services for Tatum.  Prior to that, Ms. Jamison served as a partner at Tatum.  As a Tatum partner, Ms. Jamison served as chief financial officer of Cosi, Inc. from July 2004 to August 2005.  She also served as the chief financial officer of Savista Corporation (formerly eMac Digital, LLC), a software/BPO company owned by Kohlberg Kravis Roberts & Co. from August 2003 to July 2004.  Prior to Savista, she was chief operating officer of SurePayroll, Inc., an internet payroll company, from August 2002 to August 2003.  She has previously held several additional chief financial officer positions, including at Near North Insurance, Inc., an insurance company, from March 2002 to July 2002; CultureWorx, Inc., a software company, from August 2000 to February 2002; and Illinois Superconductor Corporation, a telecommunications company, from August 1999 to August 2000.  Prior to Tatum, Ms. Jamison served as the chief financial officer of Chart House Enterprises, a restaurant company, from June 1998 to April 1999. From 1981 to 1998 she held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen.  Ms. Jamison sits on the board of directors at Tractor Supply Company, Inc. (NASDAQ), where she chairs the audit committee, sits on the nominating committee and previously sat on the compensation committee.  Ms. Jamison previously held a board seat at Horizon Organic Holdings, Inc. (NASDAQ), where she sat on the company’s audit and compensation committees.

Dennis M. Mullen, 53, Director.  Dennis Mullen has been a director since 2006.  Mr. Mullen was formerly President and Chief Executive Officer of Birds Eye Foods, Inc., a leading manufacturer and marketer of frozen vegetables, and a major processor of other food products, from 1998 to 2005.  Mr. Mullen also was a director of Birds Eye Foods from 1996 to 2005, serving as Chairman of the Board from 2002 to 2005.  Prior to that, Mr. Mullen held various other leadership positions with Birds Eye Foods and related entities.  Prior to employment with Birds Eye Foods, Mr. Mullen was President and Chief Executive Officer of Globe Products Company, Inc.  Mr. Mullen currently serves on the board of directors of Foster Farms, a leading poultry producer in the Western United States.  He formerly served on the board of directors of the Grocery Manufacturers Association.

Alfred Poe, 58, Director:  Alfred Poe has been a director since 1997.  He is currently the Chief Executive Officer of AJA Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002.  He was Chairman of the Board of the MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999.  Mr. Poe was a Corporate Vice President of Campbell’s Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell’s Meal Enhancement Group.  From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc.  Mr. Poe also serves on the board of directors of Centerplate, Inc. (AMEX).

Nominee of BRS for Election by the Holders of Our Class B Common Stock

Stephen C. Sherrill, 54, Director:  Stephen Sherrill has been a director since 1997.  Mr. Sherrill has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. since its formation in 1995.  Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994.  Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison.  Mr. Sherrill is also a director of Remington Arms Company, Inc. and Lazy Days’ RV Center, Inc.

Required Vote

To be elected, each nominee for director must receive a plurality of all votes cast with respect to such position as director.  Shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote “FOR” each of the board of directors’ nominees set forth in Proposal No. 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of April 1, 2007, are as set forth in the table below.  Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified.  Our executive officers serve at the discretion of the board of directors.

Name	Age	Position

Stephen C. Sherrill	54	Chairman of the Board of Directors
David L. Wenner	57	President, Chief Executive Officer and Director
Robert C. Cantwell	50	Executive Vice President of Finance, Chief Financial Officer and Director
James H. Brown	65	Executive Vice President of Manufacturing
Vanessa E. Maskal	50	Executive Vice President of Sales
Albert J. Soricelli, Jr.	54	Executive Vice President of Marketing and Strategic Planning
Scott E. Lerner	34	Executive Vice President, General Counsel and Secretary
James R. Chambers	49	Director
Cynthia T. Jamison	47	Director
Dennis M. Mullen	53	Director
Alfred Poe	58	Director

For a description of the business experience of Messrs. Sherrill, Wenner, Cantwell, Chambers, Mullen, Poe and Ms. Jamison, see “Proposal No. 1 — Election of Directors.”

James H. Brown, Executive Vice President of Manufacturing:  James Brown is our Executive Vice President of Manufacturing and has 30 years of experience in manufacturing with our company and Polaner. Mr. Brown has been responsible for all manufacturing at our Roseland facility since 1981.  In 1994, he assumed responsibility for our company’s other manufacturing facilities.  Prior to joining Polaner in 1972, Mr. Brown worked at Kraft Foods for two years as a project engineer and spent four years in the U.S. Navy.

Vanessa E. Maskal, Executive Vice President of Sales.  Vanessa Maskal is our Executive Vice President of Sales.  Ms. Maskal first joined B&G Foods in 1999 as Senior Brand Manager and after a brief hiatus returned to B&G Foods in 2003 as Director of Direct Store Delivery Sales.  Ms. Maskal was promoted to her current position in November 2006.  Prior to joining B&G Foods, Ms. Maskal held senior positions at IBC Inc., Drake Bakeries and Whatman Inc.

Albert J. Soricelli, Jr., Executive Vice President of Marketing and Strategic Planning:  Albert Soricelli is our Executive Vice President of Marketing and Strategic Planning.  Prior to joining our company in 2000, Mr. Soricelli held various executive positions in the food and consumer products industry. Mr. Soricelli spent 18 years at American Home Foods in Madison, New Jersey where he held the position of Senior Vice President/General Manager.  More recently, Mr. Soricelli served as President, Consumer Division, of Nice Pak Inc. in Orangeburg, New York, a baby wipe and wet wipe consumer product company.  As Executive Vice President of Marketing & Strategic Planning for our company, Mr. Soricelli is responsible for marketing, acquisitions and divestitures.

Scott E. Lerner, Executive Vice President, General Counsel and Secretary.  Scott Lerner is Executive Vice President, General Counsel and Secretary.  Mr. Lerner joined our company in 2005 from the international law firm Dechert LLP, where he was an associate in the corporate and securities and mergers and acquisitions practice groups from 1997 to 2005. Mr. Lerner earned a Bachelor of Science degree in Business Management from Cornell University and a Juris Doctor degree from the University of Pennsylvania Law School.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal 2006 paid to our chief executive officer, chief financial officer, our three most highly compensated officers other than our chief executive officer and chief financial officer who were serving as such at the end of fiscal 2006, and one executive officer who would have been among the three most highly compensated officers other than our chief executive officer and chief financial officer but for the fact that he was no longer serving as an executive officer at the end of fiscal 2006.  In this proxy statement we refer to these individuals as the named executive officers.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation(2)	Change in Pension Value and Non Qualified Deferred Compensation Earnings(3)	All Other Compen- sation(4)(5)	Total

David L. Wenner President and Chief Executive Officer	2006	$389,332	—	—	—	$195,000	$29,865	$16,600	$630,797

Robert C. Cantwell Executive Vice President of Finance and Chief Financial Officer	2006	$278,948	—	—	—	$105,000	$16,474	$16,600	$417,022

James H. Brown Executive Vice President of Manufacturing	2006	$229,102	—	—	—	$84,000	$15,843	$20,953	$349,898

David H. Burke Former Executive Vice President of Sales (6)	2006	$265,102	—	—	—	$92,750	$14,471	$16,600	$388,923

Albert J. Soricelli, Jr. Executive Vice President of Marketing and Strategic Development	2006	$258,909	—	—	—	$90,650	$17,592	$16,600	$383,751

Scott E. Lerner Executive Vice President, General Counsel and Secretary	2006	$229,717	—	—	—	$60,154	$6,734	$11,662	$308,267

(1)             The current base salary as of the date of this proxy statement for each named executive officer who currently serves as an executive officer is as follows:  Mr. Wenner, $420,000; Mr. Cantwell, $300,000; Mr. Brown, $240,000; Mr. Soricelli, $270,000 and Mr. Lerner, $240,000.

(2)             The amounts shown in this column represent payments made under our annual bonus plan.  See “Annual Bonus Plan” and “Grants of Plan Based Awards” below.

(3)             Represents the aggregate change in pension value of the named executive officer’s accumulated benefit under our pension plan.  See the pension benefits table on page 13 for additional information, including the present value assumptions used in this calculation.  We do not have any non-qualified deferred compensation plans.

(4)             The amounts shown in this column include employer costs relating to personal use of a company automobile or automobile allowances paid; and our company’s matching contributions to our 401(k) plan.  See the all other compensation table below for additional information.

(5)             In accordance with SEC rules, the compensation in the table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of B&G Foods and that are available generally to all salaried employees.

(6)             Mr. Burke retired from B&G Foods in January 2007.  Ms. Maskal succeeded Mr. Burke as Executive Vice President of Sales in November 2006.

All Other Compensation Table

The following table describes each component of the “all other compensation” column in the summary compensation table for fiscal 2006.

Name	Matching Contributions to 401(k) Plan	Automobile Allowance (1)	Total

David L. Wenner	$6,600	$10,000	$16,600
Robert C. Cantwell	$6,600	$10,000	$16,600
James H. Brown	$6,600	$14,353	$20,953
David H. Burke	$6,600	$10,000	$16,600
Albert J. Soricelli, Jr.	$6,600	$10,000	$16,600
Scott E. Lerner	$1,662	$10,000	$11,662

(1)             In the case of each of the named executive officers other than Mr. Brown, the amount shown reflects an unrestricted automobile allowance that is fully taxable to the officer.  In the case of Mr. Brown, the amount shown reflects the annualized lease value (calculated in accordance with tables provided by the IRS) of an automobile leased by B&G Foods on behalf of Mr. Brown.

Long-Term Incentive Plan

Our executive officers and other senior employees identified by the compensation committee of our board of directors are eligible to participate in our long-term incentive plan (LTIP).  The purpose of the LTIP is to strengthen the mutuality of interests between the LTIP participants and holders of EISs.  The LTIP is administered by our compensation committee, which has the power to, among other things, determine:

•                  those individuals who will participate in the LTIP;

•                  the level of participation of each participant in an incentive pool;

•                  the conditions that must be satisfied in order for the participants to vest in their allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for a pool to be created and amounts to be allocated to the participants); and

•                  other conditions that the participants must satisfy in order to receive payment of their allocated amounts.

Under the LTIP, the maximum amount that any one participant can receive in respect of a one-year performance period is $1.0 million.  The LTIP is an unfunded plan. Since its adoption in fiscal 2004 to date, no amounts have been earned by participants under the LTIP.

Under the LTIP, participants are eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of an incentive pool.  The incentive pool is established if “excess cash,” as defined in the indentures governing our senior subordinated notes and our senior notes, determined on a per-EIS basis and without regard to distributions under the LTIP (referred to as the potential per EIS distributable amount), exceeds a minimum per EIS distributable cash target amount for fiscal year performance periods, commencing with fiscal 2005.  Generally, and subject to a participant’s continued employment with us, the amounts credited to a participant’s account will vest at the end of a multi-year period established by the compensation committee.  However, participants who terminate employment with us prior to the end of the multi-year period due to death or disability will fully vest in their accounts at the time of their termination of employment, and participants whose employment is terminated by us without “cause” prior to the end of the multi-year period will vest in a portion of their accounts at the time of their termination of employment.  All payments under the LTIP are made in cash.

The per EIS distributable cash target amount is set by the compensation committee for each performance period.  If the per EIS distributable cash target amount is achieved for each relevant performance period, then the compensation committee will most likely establish a reserve for the incentive pool equal to a percentage of the “excess.”  The excess is the amount by which the potential per EIS distributable amount exceeds the per EIS distributable cash target amount, multiplied by the average number of EISs issued and outstanding during the performance period.

Under the LTIP, in the event of a fundamental change (such as a merger or sale of all or substantially all of the assets or business of our company or acquisition by another entity of more than a 50% interest in us) of our company, the current performance period will be deemed to end on the last day of the month prior to the effective date of the fundamental change.  The potential per EIS distributable amount and the per EIS distributable cash target amount will be pro rated for the number of months in such shortened performance period.  If the pro rated potential per EIS distributable amount exceeds the pro rated per EIS distributable cash target amount, then the incentive pool for the shortened performance period will be established based on the excess described above for the shortened performance period and immediately prior to the effective time of the fundamental change, participants will vest in any unvested account balances (including amounts credited in prior performance periods).

The compensation committee has the power to amend or terminate the LTIP at any time.  We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code of 1986, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

For the reasons set forth in the Compensation Discussion and Analysis below, the compensation committee has decided to postpone setting a participant pool and minimum per EIS distributable cash target for fiscal 2007 until it has time to reassess the LTIP.

Annual Bonus Plan

We maintain an annual bonus plan that provides for annual non-equity incentive plan awards to be made to our executive officers and other senior managers upon our company’s attainment of pre-set annual financial objectives.  The amount of the annual award to each executive is based upon a percentage of the executive’s annualized base salary.  Awards are normally paid in cash in a lump sum following the close of each plan year.  Executives generally must be employed on the last day of a plan year to receive an award, however, the plan provides for proration of awards in the event of certain circumstances such as the executive’s promotion or demotion, death or retirement.

Grants of Plan Based Awards

The following table sets forth information about non-equity awards granted to the named executive officers in fiscal 2006.  Our company does not currently have any equity compensation plans and thus no equity awards were granted during fiscal 2006.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold	Target	Maximum

David L. Wenner
Annual Bonus Plan (1)	—	$195,000	$390,000
Long-Term Incentive Plan (2)	—	—	—

Robert C. Cantwell
Annual Bonus Plan (1)	—	$105,000	$210,000
Long-Term Incentive Plan (2)	—	—	—

James H. Brown
Annual Bonus Plan (1)	—	$84,000	$168,000
Long-Term Incentive Plan (2)		—	—

David H. Burke
Annual Bonus Plan (1)	—	$92,750	$185,500
Long-Term Incentive Plan(2)	—	—	—

Albert J. Soricelli, Jr.
Annual Bonus Plan (1)	—	$90,650	$181,300
Long-Term Incentive Plan (2)	—	—	—

Scott E. Lerner
Annual Bonus Plan (1)	—	$60,154	$120,308
Long-Term Incentive Plan (2)	—	—	—

(1)             Shows the potential value of the payout for the named executive officer under our annual bonus plan for fiscal 2006 if the threshold, target or maximum adjusted EBITDA targets are satisfied.  The potential payouts are performance-driven and therefore completely at risk.  As reflected in the non-equity incentive plan compensation column in the summary compensation table, awards under the bonus plan were paid to the named executive officers at the target level for fiscal 2006.

(2)             The compensation committee did not set a participant pool or minimum per EIS distributable cash target for fiscal 2006.

401(k) Plan

We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon reaching age 21 and completing one year of employment with us.  Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($15,000 in 2006 if the participant is under age 50, and $20,000 in 2006 if age is 50 or over).  We make a 50% matching contribution with respect to each participant’s elective contributions, up to six percent of such participant’s compensation (provided that for fiscal 2006, matching contributions were based only on the first $220,000 of such participant’s compensation).  Matching contributions become fully vested after five years of employment with the company.

Pension Plan

We maintain a pension plan for certain eligible employees meeting minimum eligibility requirements in which each of the executive officer’s named in the summary compensation table above participates.  The pension plan is designed and administered to qualify under Section 401(a) of the Internal  Revenue Code of 1986, as amended.  The pension plan provides unreduced retirement benefits at age 62 based on the average of the five highest consecutive years of earnings in the last ten years.  Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years.  The compensation covered by the pension plan is W-2 earnings and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan.  As required by Section 401(a)(17) of the Internal Revenue Code of 1986, for fiscal 2006, benefits under the pension plan were based only on the first $220,000 of an employee’s annual earnings.  In certain cases, additional years of credited service may be granted as described below under “Severance Benefits.”  Employees are not entitled to a lump sum payment of the pension benefits.  Upon retirement, the total amount of accumulated benefits is calculated as a monthly installment and is paid out over the remaining life of the employee (or if elected, over the lives of the employee and his or her beneficiary at a reduced monthly benefit).

Pension Benefits Table

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

David L. Wenner	17	$302,635	—

Robert C. Cantwell	23	$232,890	—

James H. Brown	19	$430,345	—

David H. Burke	16	$360,229	—

Albert J. Soricelli, Jr.	7	$102,001	—

Scott E. Lerner	1	$6,734	—

(1)             The present value of the accumulated benefit for each named executive officer reflects pension benefits payable at the earliest age the named executive officer may retire without significant benefit reductions, or current age, if later.  The same assumptions used in note 13 to B&G Foods’ audited financial statements in the 2006 Annual Report are used in calculating the present value of accumulated pension benefits, including a discount rate of 5.90%.  The present value of the accumulated benefit is also based upon a post-retirement mortality rate in accordance with the 1994 Group Annuity Mortality Table and the single life annuity payment form.  At December 30, 2006, Mr. Brown and Mr. Burke were eligible to retire with an unreduced retirement benefit under our pension plan because they are over age 62.

Management Employment Agreements

We have entered into employment agreements with each of our executive officers.  Each executive’s base salary as set forth above in the summary compensation table is subject to annual increases at the discretion of the compensation committee.  Each executive is eligible to earn additional annual incentive compensation under our annual bonus plan, in amounts ranging up to 100% of his base salary at year end with respect to Mr. Wenner, up to 70% of his base salary at year end with respect to Messrs. Cantwell, Brown, Soricelli and Lerner and Ms. Maskal, if respective threshold, target or maximum performance benchmarks, as defined in the annual bonus plan, are met.  Each executive is also eligible to participate in the LTIP described above.  Each executive is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including an automobile allowance and cellular phone allowance and (3) participate in all employee benefits plans maintained by us for our employees and (4) receive other customary employee benefits.

Each agreement is subject to automatic one-year extensions, unless earlier terminated.  Each agreement may be terminated by the executive at any time for any reason, provided that he gives us 60 days advance written notice of his resignation, subject to special notice rules in certain instances, including a change in control or in the event that we substantially alter his or her duties so that he or she can no longer perform his or her duties in accordance with his or her agreement with us.  Each agreement may also be terminated by us for any reason, including for “cause” (as defined in the employment agreements).  We must give 60 days advance written notice if the termination is without cause.  During the executive’s employment and for one year after his or her voluntary resignation or termination for cause, each executive has agreed that he or she will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business.

Severance Benefits

Executive Severance Benefits.  To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers.  In the case of termination by us without cause, termination by us due to the executive’s disability, or a resignation by the executive described above that is considered to be a termination by us without cause, each executive officer’s employment agreement provides that he or she will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a period of two years in the case of Mr. Wenner and for a period of one year in the cases of Messrs. Cantwell, Brown, Soricelli and Lerner and Ms. Maskal: (1) his or her annual base salary and incentive compensation awards earned at the target amount, (2) continuation of the other employment benefits described above, (3) if legally allowed, two additional years of service credit under our qualified pension plan with respect to Mr. Wenner or additional service credit under our qualified pension plan equal to the length of the severance period with respect to Messrs. Cantwell, Brown, Soricelli and Lerner and Ms. Maskal and (4) outplacement services.

The estimated severance and other benefits for each named executive officer in the event a termination by us without cause had occurred at December 30, 2006 are set forth below.

Name	Continuation of Salary	Continuation of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Accelerated Vesting of LTIP	Accelerated Vesting of Bonus Plan Award	Total

David L. Wenner	$780,000	$26,582	$35,603	—	$390,000	$1,232,185

Robert C. Cantwell	$300,000	$13,168	$11,360	—	$105,000	$429,528

James H. Brown	$240,000	$12,946	$22,649	—	$84,000	$359,595

Albert J. Soricelli, Jr.	$270,000	$13,057	$14,571	—	$94,500	$392,128

Scott E. Lerner	$230,000	$12,946	$4,753	—	$80,500	$328,199

Change in Control Severance Benefits.  From time to time, we may explore potential transactions that could result in a change in control of our company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of our executive officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation.  We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders’ investments.

In accordance with the respective employment agreements of Messrs. Cantwell, Brown, Soricelli and Lerner and Ms. Maskal, the severance period set forth above will be increased to two years after his or her termination of employment if his or her termination is following a change in control.  In addition, if the executive terminates his or her employment following a change in control and becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his payments will be increased so that he will be in the same after-tax economic position that he would be in if the excise tax did not apply.

The estimated severance and other benefits for each named executive officer in the event a change in control and termination of employment had occurred at December 30, 2006, and the potential tax obligations of the company for these benefits are set forth below.

Name	Continuation of Salary	Continua- tion of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Accelerated Vesting of LTIP	Accelerated Vesting of Bonus Plan Award	Potential excise tax liability and gross up for excise taxes	Total

David L. Wenner	$780,000	$26,582	$35,603	—	$390,000	—	$1,232,185

Robert C. Cantwell	$600,000	$26,336	$22,719	—	$210,000	—	$859,055

James H. Brown	$480,000	$25,893	$45,300	—	$168,000	—	$719,193

Albert J. Soricelli, Jr.	$540,000	$26,114	$29,142	—	$189,000	—	$784,256

Scott E. Lerner	$460,000	$25,893	$9,506	—	$161,000	—	$656,399

Release.  The obligation of B&G Foods to provide the salary continuation and other severance benefits described above is contingent upon and subject to the execution and delivery by the executive officer of a general release.  The general release is required to provide that for and in consideration of the salary continuation and other severance benefits, the executive officer release any and all claims and rights ensuing from his or her employment with and termination from our company, which he or she may have against the company or any of our subsidiaries or other affiliates, and their respective trustees, officers, managers, employees and agents, arising from or related to his or her employment or termination.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The compensation committee currently consists of three directors, each of whom was determined by our company’s board of directors to be “independent” as defined by the listing standards of the American Stock Exchange.  No member of the compensation committee is a current or former officer or employee of our company.  The compensation committee is responsible for setting and administering the policies that govern executive annual salary, bonus, long-term incentive programs and other compensation and benefits.

The compensation committee reviews and approves generally all compensation and benefit programs of the company and also reviews and determines the actual compensation of the company’s executive officers. The compensation committee annually evaluates the performance of, and determines and reports to the full board the compensation of, our chief executive officer and our other executive officers based upon a combination of the achievement of corporate goals and individual performance.  The compensation committee also reviews and makes recommendations to the board of directors on policies and programs for the development of management personnel and management structure and organization.

Regarding most compensation matters, including executive and director compensation and our annual incentive plan, our chief executive officer provides recommendations to the compensation committee; however, the compensation committee does not delegate any of its functions to others in setting compensation.  Neither management nor the compensation committee currently engages any consultant related to executive or director compensation matters.  As discussed below, however, the compensation committee plans to engage a compensation consultant to review our company’s long-term incentive programs in light of the company’s recent acquisition-related and internal growth.

Compensation Objectives

The primary objective of our executive compensation program is to provide compensation that is designed to:

•                  attract, motivate and retain executive officers of outstanding ability and potential; and

•                  align the interests of executive officers with the interests of our security holders.

The compensation committee aims to provide incentives for superior individual performance by paying competitive compensation, and by basing a significant portion of compensation upon achieving that performance.

Components of Executive Compensation

The compensation committee believes that it is important to place a greater percentage of executives’ and senior managers’ compensation at risk than that of non-executives and non-senior managers by tying executives’ and senior managers’ compensation directly to the performance of B&G Foods.  Accordingly, executive and senior management compensation consists primarily of an annual salary and annual bonuses and long-term incentives linked to the performance of the company.

Base Salaries.  We have entered into employment agreements with all six of our executive officers, including each of the named executive officers.  The current base salaries for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers are set forth above in the footnotes to the summary compensation table.  For each of these executive officers, including our chief executive officer, the executive officer’s base salary is subject to annual increase at the discretion of the compensation committee.  Adjustments to base salary are based upon the executive officer’s past performance, expected future contributions, scope and nature of responsibilities, including changes in responsibilities, and competitive compensation data relating to such executive officer.

Annual Bonus Plan.  The compensation committee believes that a portion of an executive officer’s compensation should be tied to the achievement of the company’s performance goals in the form of an annual non-equity incentive cash bonus, in order to reward individual performance and overall company success.  B&G Food’s annual bonus plan provides for annual incentive awards to be made to our executive officers and senior managers upon our company’s attainment of pre-set annual financial objectives.  The amount of the annual award to each executive is based upon a percentage of the executive’s or senior manager’s annualized base salary.  After the compensation committee reviews the final full year fiscal results of our company, the compensation committee approves the total bonuses to be awarded from the maximum fund available.  Bonus awards are generally paid in cash in a lump sum in February or March.

Historically, the compensation committee has chosen adjusted EBITDA (net income before net interest expense, income taxes, depreciation and amortization, as adjusted for certain other items) as the target financial objective for the payment of awards under our annual bonus plan.  The compensation committee believes that providing incentives for management to foster adjusted EBITDA growth helps align the interests of executive officers and senior management with those of our EIS and other security holders because B&G Foods’ ability to continue paying dividends and service its debt obligations is dependent upon the excess cash the company generates.  Adjusted EBITDA targets are selected by the compensation committee based upon recommendations from and discussions with management, a review of current economic conditions and recent acquisition activity.  Adjusted EBITDA targets are reset periodically to take into account acquisitions and other unplanned events.

No bonuses under the annual bonus plan were awarded for fiscal 2004 or 2005.  Bonus amounts for fiscal 2006, which for our named executive officers, are set forth above in the summary compensation table in the “Non-Equity Incentive Plan Compensation” column, were based upon the attainment of certain adjusted EBITDA targets.

Long-Term Incentive Compensation.  In connection with B&G Foods’ initial public offering, the company adopted a long-term incentive plan (LTIP) designed to strengthen the mutuality of interests between the LTIP participants and the holders of our EISs.  The LTIP is administered by the compensation committee.  Under the LTIP, participants are eligible to receive certain amounts, initially credited to accounts created for them on the company’s books and records as a percentage of an incentive pool.  The incentive pool is established if “excess cash,” as defined in the indentures governing B&G Foods’ senior subordinated notes and senior notes, determined on a per-EIS basis and without regard to distributions under the LTIP (referred to as the potential per EIS distributable amount), exceeds a minimum per EIS distributable cash target amount for fiscal year performance periods, commencing with fiscal 2005.  Generally, and subject to a participant’s continued employment with the company, any amounts credited to a participant’s account will vest at the end of certain multi-year periods established by the compensation committee.  All payments under the LTIP are made in cash.  The compensation committee has the power to amend or terminate the LTIP at any time.  No awards have been vested, accrued or granted under the LTIP since its adoption.  The compensation committee did not establish a participant pool or minimum per EIS distributable cash target for fiscal 2006.

In light of B&G Foods’ recent acquisition of Cream of Wheat and Cream of Rice from Kraft Foods, which is expected to be materially accretive to our company’s free cash flow, and certain other factors, the compensation committee has decided to postpone setting a participant pool and minimum per EIS distributable cash target for fiscal 2007 until it has time to reassess the LTIP.  The compensation committee plans to retain an outside consultant to review B&G Foods’ LTIP and to offer suggestions as to the best way to structure our company’s long-term incentive program to promote B&G Foods’ continued growth and EIS holder value.

Other Compensation and Benefits.  Benefits offered to executive officers serve a different purpose than do the other elements of total compensation.  In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with our company.  Benefits offered to executive officers are the same as those offered to the general employee population, except for the automobile allowance or automobile lease provided to the executive officers.

Executive officers are entitled to participate in the company’s defined benefit pension plan.  In addition, under the company’s 401(k) plan, B&G Foods makes a 50% matching contribution with respect to each participant’s elective contributions, up to six percent of such participant’s compensation (provided that for fiscal 2006, matching contributions were based only on the first $220,000 of such participant’s compensation).  Matching contributions become fully vested after five years of employment with the company.

Executive Severance and Change in Control Severance Benefits.  For a discussion of executive severance and change in control severance benefits, our rationale for offering those benefits and the triggers for payments, see “Severance Benefits” above.

Chief Executive Officer Compensation

The compensation committee remains responsible for reviewing and approving the corporate goals and objectives relevant to our chief executive officer’s compensation and evaluating our chief executive officer’s performance in light of those goals and objectives.  Mr. Wenner has served as our President and Chief Executive Officer since March 1993.  Mr. Wenner’s compensation during fiscal 2006 was based upon his employment agreement and the other factors set forth above under “Components of Executive Compensation.”  The compensation committee also took into consideration the compensation of chief executive officers of similar size organizations and their scope of responsibilities in determining an appropriate compensation level for Mr. Wenner for fiscal 2007.

Accounting and Tax Considerations

Section 162(m) limits the deduction that may be claimed by a “public company” for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.”  Through fiscal 2006, Section 162(m) has not affected our tax deductions, and the compensation committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000.  The compensation committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code Section 162(m) in the future to the extent consistent with the best interests of B&G Foods.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during fiscal 2006 was an officer or employee of us or any of our subsidiaries, or was formerly an officer of our company or any of our subsidiaries.  In addition, no member of the compensation committee had any other relationship that requires disclosure under Item 407(e)(4) of Regulation S-K.  Except as set forth below under “Certain Relationships and Related Transactions—Acquisition of Grandma’s Molasses,” no member of the compensation committee had any relationship requiring disclosure by us under Item 404 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.  Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for 2006 and the company’s 2007 proxy statement.  This report is provided by the following independent directors, who comprise the committee.

Compensation Committee

Alfred Poe, Chairperson

James R. Chambers

Cynthia T. Jamison

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 23, 2007 with respect to the beneficial ownership of our Class A common stock and Class B common stock, and shows the number of and percentage owned by:

•                                each person or entity known to us to beneficially own five percent or more of our Class A common stock or Class B common stock;

•                                each director of our company;

•                                the executive officers named in the summary compensation table; and

•                                all of our directors and executive officers as a group.

Unless otherwise specified, all shares are directly held.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power.  Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by him.  As of March 23, 2007, 20,000,000 shares of Class A common stock were outstanding (all of which were represented by EISs) and 7,556,443 shares of Class B common stock were outstanding.  To our knowledge, each share of Class A common stock set forth in the table below is held in the form of an EIS.

	Class A Common Stock		Class B Common Stock		Percentage of
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage	Aggregate Voting Power

The Northwestern Mutual Life Insurance Company (1)	1,050,000	5.3%	—	—	3.8%
Bruckmann, Rosser, Sherrill & Co., L.P. (2)	155,000	*	5,542,334	73.3%	20.7%
Morning Street Partners, L.P. (3)	—	—	546,295	7.2%	2.0%
David L. Wenner (4)	32,300	*	214,286	2.8%	*
Robert C. Cantwell (4)	10,300	*	214,286	2.8%	*
James H. Brown (4)	14,160	*	214,286	2.8%	*
Vanessa E. Maskal (4)	—	—	—	—	—
Albert J. Soricelli, Jr. (4)	4,000	*	214,286	2.8%	*
Scott E. Lerner (4)	334	*	—	—	*
James R. Chambers (4)	—	—	—	—	—
Dennis M. Mullen (4)	—	—	—	—	—
Cynthia T. Jamison (4)	—	—	—	—	—
Alfred Poe (4)	—	—	—	—	—
Stephen C. Sherrill (5)	155,000	*	108,514	1.4%	*
David H. Burke (4)(6)	1,000	*	214,286	2.8%	*
All current directors and executive officers as a group (11 persons)	216,094	*	965,658	12.8%	4.3%

*      Less than 1%

(1)                                  According to a Schedule 13G/A filed on February 7, 2006, of such number of shares of Class A common stock, 1,000,000 shares are owned directly by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”).  Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: 50,000 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (“GASA”).  Northwestern Investment Management Company, LLC (“Northwestern Investment Management”), a wholly owned company of Northwestern Mutual, serves as an investment advisor to Northwestern Mutual and GASA and it shares voting and investment power with respect to 1,000,000 shares owned directly by Northwestern Mutual and 50,000 shares owned by GASA.  The address for Northwestern Investment Management is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(2)                                  Includes shares held by certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P.  Bruckmann, Rosser, Sherrill & Co., L.P. disclaims beneficial ownership of such shares.  Bruckmann, Rosser, Sherrill & Co., L.P. is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership and the manager of which is Bruckmann, Rosser, Sherrill & Co., Inc.  The sole general partner of BRS Partners, Limited Partnership is BRSE Associates, Inc.  Stephen C. Sherrill is a stockholder of Bruckmann, Rosser, Sherrill & Co., Inc. and BRSE Associates, Inc. and may be deemed to share beneficial ownership of the shares shown as beneficially owned by Bruckmann, Rosser, Sherrill & Co., L.P.  Mr. Sherrill disclaims beneficial ownership of any such shares, except for those shares set forth opposite his name in the table.  The address for Bruckmann, Rosser, Sherrill & Co., L.P. is 126 East 56th Street, 29th Floor, New York, NY 10022.

(3)                                  Morning Street Partners, L.P. is a limited partnership, the sole general partner of which is Morning Street Associates, LLC.  The address for Morning Street Associates, LLC is 20 West 22nd Street, 12th Floor, New York, NY 10010.

(4)                                  The address of such person is c/o B&G Foods, Inc., Four Gatehall Drive, Suite 110, Parsippany, New Jersey, 07054.

(5)                                  Excludes shares held by Bruckmann, Rosser, Sherrill & Co., L.P. and certain other entities and individuals affiliated with Bruckmann, Rosser, Sherrill & Co., L.P., of which shares Mr. Sherrill disclaims beneficial ownership.  The address of Mr. Sherrill is c/o Bruckmann, Rosser, Sherrill & Co., L.P. is 126 East 56th Street, 29th Floor, New York, NY 10022.

(6)                                  Former executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our Class A common stock to file with the Securities and Exchange Commission various reports as to ownership of and changes of ownership in any class of equity securities of our company.  Such persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16 reports they file.  As a practical matter, B&G Foods assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.  To our knowledge, the Section 16(a) filing requirements were met on a timely basis during fiscal 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securities Holders Agreement and Registration Rights Agreement

Securities Holders Agreement.  BRS, Morning Street Partners, L.P. and Protostar Equity Partners, L.P. (our former sponsor investors), entities and individuals affiliated with BRS, Morning Street and Protostar and certain present and former members of our board of directors and executive officers are parties to a second amended and restated securities holders agreement, dated as of October 14, 2004, containing agreements among such stockholders with respect to the Class B common stock, EISs and corporate governance of B&G Foods and its subsidiaries.

The securities holders agreement contains provisions that restrict the ability of BRS, Morning Street and Protostar and our management stockholders from transferring any Class B common stock, except to their affiliates or as otherwise permitted pursuant to the terms of the securities holders agreement.  The holders of our Class B common stock may sell shares of Class B common stock to a third party in a private sale (other than to the public) provided that the third-party purchaser becomes a party to the securities holders agreement and makes a representation that it and its related persons do not hold, and, for so long as it holds Class B common stock, will not acquire any separate senior subordinated notes (not in the form of EISs).  The restrictions in this paragraph do not apply to sales to certain permitted transferees of the holders of our Class B common stock.

The securities holders agreement also contains a non-competition restriction that applies to our management stockholders of Class B common stock and limit their ability to compete with us during their employment and for a period of ten months following any termination of employment (except a termination by us without cause).

Future Repurchase of our Class B Common Stock.  Neither we nor the holders of shares of Class B common stock have any repurchase right or obligation with respect to our currently outstanding Class B common stock.  However, the securities holders agreement provides that if we and the holders of shares of Class B common stock agree that we will repurchase any shares of Class B common stock from such holders that the price per share of Class B common stock to be repurchased will be equal to the per share fair value of our Class A common stock at such time, which shall generally be equal to the price of the Class A common stock on the American Stock Exchange if the Class A common stock is then listed or if it is not then listed, as determined by an independent appraisal firm.

Registration Rights Agreement.  BRS, Morning Street, Protostar, entities and individuals affiliated with BRS, Morning Street and Protostar and certain present and former members of our board of directors and executive officers are parties to a registration rights agreement pursuant to which B&G Foods has granted registration rights to the holders of our Class B common stock.  The registration rights agreement provides that following the earliest of:

•                  October 14, 2009 (the fifth anniversary of our initial public offering);

•                  the date upon which at least 10% of Class A common stock issued in our initial public offering is held separately and not in the form of EISs so that a separate trading market in the Class A common stock has developed and has subsisted for at least 180 days, as evidenced by the listing of the Class A common stock on the American Stock Exchange, any other national stock exchange or Nasdaq or any other national quotation system, provided that at least one year has elapsed since the closing of our initial public offering; and

•                  any earlier date, provided that we first confirm that the exercise of the registration rights will not adversely affect our treatment of the EISs and the separate senior subordinated notes for financial reporting purposes, holders of our Class B common stock may demand registration of their Class B common stock two times per year; provided, however, that not less than a specified minimum number of shares of Class B common stock is requested to be registered.  Holders of Class B common stock have rights to piggyback on any registration of Class B common stock.

In addition, following the date upon which the demand registration rights become effective as set forth above, and after there has been a registration, if any, of the Class B common stock, holders of Class B common stock have piggyback rights whenever (if at all) we register additional EISs or Class A common stock, subject to certain cutbacks (the Class B common stock would be the first to be cut back) and certain other conditions. We will have the right in the event of any demand registration to preempt such registration by offering to repurchase the shares of Class B common stock sought to be registered for their per share fair value (as determined above under “—Future Repurchase of our Class B Common Stock”).

Transaction Services Agreement

We and Bruckmann, Rosser, Sherrill & Co., Inc. are party to a transaction services agreement pursuant to which Bruckmann, Rosser, Sherrill & Co., Inc. will be paid a transaction fee for management, financial and other corporate advisory services rendered by Bruckmann, Rosser, Sherrill & Co., Inc. in connection with acquisitions, divestitures and financings by us, which fee will not exceed 1% of the total transaction value.  The transaction services agreement provides that transaction fees will be payable as described above unless a majority of disinterested directors determine otherwise.  No such fees were paid in fiscal 2006.

Roseland Lease

We are a party to a lease for our Roseland facility with 426 Eagle Rock Avenue Associates, a real estate partnership of which Leonard S. Polaner, our former Chairman, is the general partner.  We paid $68,521 per month in rent to 426 Eagle Rock Avenue Associates pursuant to the Roseland lease during fiscal 2006.  The lease expires in 2009.  In the opinion of management, the terms of the Roseland lease are at least as favorable to us as the terms that could have been obtained from an unaffiliated third party.

Acquisition of Grandma’s Molasses

On January 10, 2006, through a wholly-owned subsidiary, we acquired the Grandma’s Molasses business from Mott’s LLP, a Cadbury Schweppes Americas Beverages company, for $30 million in cash and certain assumed liabilities.  Mr. Chambers, a member of our board of directors has been the President, Cadbury Schweppes Americas Confectionary since July 2005.  Mr. Chambers did not participate in the negotiation of the transaction nor did he participate in the board’s deliberations or decisions regarding the transaction.  The terms of the transaction, including the purchase price, were determined by arm’s-length negotiations between our company and Mott’s.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by our board of directors, the audit committee oversees our management’s conduct of the financial reporting process on behalf of the board of directors.  A copy of the charter is available at the investor relations section of our company’s website, www.bgfoods.com.  The audit committee also appoints the independent registered public accounting firm to be retained to audit our company’s consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the audit committee.  The audit committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Our company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting and expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and on management’s assessment of the effectiveness of the company’s internal control over financial reporting.  In addition, our company’s independent registered public accounting firm will express its own opinion on the effectiveness of the company’s internal control over financial reporting.  The audit committee’s responsibility is to monitor and review these processes.  It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met ten times during fiscal 2006.  During fiscal 2007 and future fiscal years, the audit committee will meet at least four times annually, or more frequently as circumstances dictate.  During fiscal 2006, the audit committee also met with management periodically to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent registered public accounting firm, KPMG LLP.  The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting, and the overall quality of our financial reporting.  The audit committee also discussed with senior management our company’s disclosure controls and procedures and the certifications by our chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the Securities and Exchange Commission.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the annual report for the year ended December 30, 2006, management’s assessment of the effectiveness of our company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting as of December 30, 2006.  The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of our company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the audit committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB).  In addition, the audit committee has discussed with the independent registered public accounting firm its independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with KPMG LLP’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

Audit Committee

Cynthia T. Jamison, Chairperson

Dennis M. Mullen

Alfred Poe

PROPOSAL NO. 2 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending December 29, 2007.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm.  Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice.  If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Independent Registered Public Accounting Firm Fees

In addition to performing the audit of our consolidated financial statements and our internal control over financial reporting, KPMG LLP has provided various other services during fiscal 2006 and 2005. The aggregate fees billed for fiscal 2006 and 2005 for each of the following categories of services are as follows:

Type of Fees	Fiscal 2006	Fiscal 2005
Audit Fees	$836,500	$925,000
Audit-Related Fees	—	36,000
Tax Fees	—	—
All Other Fees	—	—
Total	$836,500	$961,000

In accordance with the SEC’s definitions and rules the terms in the above table have the following meanings:

“Audit Fees” are the aggregate fees billed for each of fiscal 2006 and 2005 for professional services rendered by KPMG LLP for the audit of our consolidated financial statements included in our annual reports on Form 10-K and review of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for fiscal 2006 and 2005.

“Audit-Related Fees” are the aggregate fees billed in each of fiscal 2006 and 2005 for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our consolidated financial statements.  Audit-related services rendered by KPMG LLP in fiscal 2005 consisted of audits of our employee benefit plans.

“Tax Fees” are the aggregate fees billed in each of fiscal 2006 and 2005 for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.  No tax compliance, tax advice or tax planning services were provided by KPMG LLP during fiscal 2006 or 2005.

“All Other Fees” are the aggregate fees billed in each of fiscal 2006 and 2005 for products and services provided by KPMG LLP not included in the first three categories.  No such other products or services were provided by KPMG LLP during fiscal 2006 or 2005.

The audit committee has reviewed summaries of the services provided by KPMG LLP and the related fees, and the audit committee has determined that the provision of the non-audit services described above is compatible in maintaining the independence of KPMG LLP.

All of the services described above were pre-approved by our audit committee in accordance with its pre-approval policy.  The audit committee pre-approval policy provides that all auditing services and all non-audit services to be provided by KPMG LLP be pre-approved by the audit committee, provided that the audit committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

Required Vote

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares of Class A and Class B common stock present and entitled to vote at the annual meeting and voting thereon.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the annual meeting; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form(s) of proxy to vote in accordance with their best judgment on such matters.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2008 Annual Meeting Proxy Statement and Proxy Card

Under the rules of the Securities and Exchange Commission, any stockholder proposal to be considered by us for inclusion in our 2008 proxy statement and form of proxy card for next year’s annual meeting of stockholders, expected to be held in May 2008, must be received by our corporate secretary at our principal executive offices located at Four Gatehall Drive, Suite 110, Parsippany, NJ 07054, not later than December 8, 2007 (120 days prior to the first anniversary of this proxy statement).  The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.  In general, notice must be received by our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal.  If no annual meeting was held in the previous year, notice must be received not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date.  Therefore, to be presented at next year’s annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received on or after November 8, 2007 but no later than December 8, 2007.

By Order of the Board of Directors,

Scott E. Lerner
Secretary

Parsippany, New Jersey
April 6, 2007

CLASS A COMMON STOCK PROXY CARD

B&G FOODS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Class A Common Stock of B&G FOODS, INC., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert C. Cantwell and Scott E. Lerner, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, on May 8, 2007 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting.  Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN
PROPOSAL NO. 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please mark your vote as indicated in this example ☒

1.             Election of Directors (Proposal No. 1):

	VOTE FOR ALL	WITHHOLD FOR ALL	VOTE FOR ALL EXCEPT*
	☐	☐	☐
Nominees:
David L. Wenner	Cynthia T. Jamison
Robert C. Cantwell	Dennis M. Mullen
James R. Chambers	Alfred Poe

*              To withhold authority to vote for one or more nominee(s), mark “Vote for All Except” and write the name(s) of the nominee(s) for which you are withholding authority below:

2.             Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm (Proposal No. 2):

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.             Other Matters:

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF CLASS A COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL NO. 1, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

NOTE:  PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.  JOINT OWNERS SHOULD EACH SIGN.  WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 6, 2007, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 30, 2006 forwarded therewith.

Dated:	,2007

Signature

Signature

CLASS B COMMON STOCK PROXY CARD

B&G FOODS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Class B Common Stock of B&G FOODS, INC., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert C. Cantwell and Scott E. Lerner, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class B Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, on May 8, 2007 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting.  Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN
PROPOSAL NO. 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please mark your vote as indicated in this example ☒

1.             Election of Directors (Proposal No. 1):

	VOTE FOR ALL	WITHHOLD FOR ALL	VOTE FOR ALL EXCEPT*
	☐	☐	☐
Nominees:
David L. Wenner (Class A)	Cynthia T. Jamison (Class A)
Robert C. Cantwell (Class A)	Dennis M. Mullen (Class A)
James R. Chambers (Class A)	Alfred Poe (Class A)
Stephen C. Sherrill (Class B)

*              To withhold authority to vote for one or more nominee(s), mark “Vote for All Except” and write the name(s) of the nominee(s) for which you are withholding authority below:

2.             Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm (Proposal No. 2):

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.             Other Matters:

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF CLASS B COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL NO. 1, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

NOTE:  PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.  JOINT OWNERS SHOULD EACH SIGN.  WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 6, 2007, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 30, 2006 forwarded therewith.

Dated:	,2007

Signature

Signature